Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of ION Networks, Inc. on Form S-8 [File no. 333-139072] of our report dated January 31, 2007, with respect to our audits of the consolidated financial statements of ION Networks, Inc. and Subsidiary as of December 31, 2006 and for the years ended December 31, 2006 and 2005, which report is included in this Annual Report on Form 10-KSB of ION Networks, Inc. for the year ended December 31, 2006.

/s/ Marcum & Kliegman LLP

New York, New York

March 27, 2007